As filed with the Securities and Exchange Commission on March 3, 2006

Registration No. 333-119642

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 2 TO

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Patient Infosystems, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	16-1476509 (I.R.S. Employer Identification No.)

46 Prince Street, Rochester, New York (Address Of Principal Executive Offices)	14607 (Zip Code)

Patient Infosystems, Inc. Stock Option Plan

(Full title of the plan)

Chris Paterson

Chief Executive Officer

Patient Infosystems, Inc.

46 Prince Street

Rochester, New York

(Name and address of agent for service)

(585) 242-7200

(Telephone number, including area code, of agent for service)

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EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 is being filed by Patient Infosystems, Inc. (the “Registrant”) to deregister (i) the issuance of all remaining unsold shares of the Registrant’s Common Stock, par value $.01 per share (the “Registrant’s Common Stock”) under the Patient Infosystems, Inc. Stock Option Plan (the “Plan”), and (ii) the resale of up to 50,000 shares of the Registrant’s Common Stock issued upon exercise of a warrant (the “Warrant”), that had been registered on the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 8, 2004 (Registration No. 333-119642) and amended by Post-Effective Amendment No. 1 to Registration Statement on Form S-8 filed with the Commission on November 5, 2004 (the “Registration Statement”).

On January 25, 2006, the Registrant completed the previously announced merger with CCS Consolidated, Inc. (“CCS Consolidated”), pursuant to which PATY Acquisition Corp., a newly formed wholly-owned subsidiary of the Registrant (“Merger Sub”) merged with and into CCS Consolidated, with CCS Consolidated emerging as the surviving corporation and as a wholly owned subsidiary of the Registrant (the “Merger”). Immediately prior to the completion of the Merger, the Registrant issued warrants (the “Replacement Warrants”) to each of its directors and certain of its executive officers to purchase shares of the Registrant’s Common Stock in exchange for each such individual’s agreement to terminate all outstanding options to purchase the Registrant’s Common Stock then held by such individual. In conjunction with the Merger, the Registrant has determined to cease issuing options under the Plan. Effective upon the completion of the Merger, the Registrant assumed certain outstanding options to purchase shares of CCS Consolidated common stock, which were replaced by options to purchase shares of the Registrant’s Common Stock (the “Former CCS Options”). The Registrant also intends to adopt a new stock option plan (the “New Option Plan”) in the future, pursuant to which it expects to make additional grants of options to purchase shares of the Registrant’s Common Stock.

Because the Registrant has ceased issuing options under the Plan, the exercise prices of all outstanding options under the Stock Option Plan are significantly higher than the market price of the Registrant’s Common Stock as of the date hereof and the shares issued upon exercise of the Warrant are now tradable pursuant to Rule 144 under the Securities Act of 1933, as amended, the Registrant desires to deregister the issuance of shares pursuant to the Plan and the resale of the shares issued upon the exercise of the Warrant. The Registrant intends to once again register the issuance of shares upon exercise of outstanding options under the Plan when such exercise is economical. The Registrant also intends to file in the future one or more new Registration Statements on Form S-8 to register the issuance of shares pursuant to the exercise of the Replacement Warrants and the Former CCS Options, as well as the New Option Plan, once adopted.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, New York on March 2, 2006.

PATIENT INFOSYSTEMS, INC.

By:	/s/ Chris Paterson
Chris Paterson, Ph.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/Albert Waxman	Chairman of the Board of Director	March 2, 2006
Albert Waxman, Ph.D.

March 2, 2006
John Pappajohn	Vice Chairman of the Board of Directors

/s/ Mark Pacala	Director	March 2, 2006
Mark Pacala

	Director	March 2, 2006
Derace L. Schaffer, M.D.

/s/ Daniel Lubin	Director	March 2, 2006
Daniel Lubin

/s/ Chris Paterson	President and Chief Executive Officer (Principal Executive	March 2, 2006
Chris Paterson, Ph.D.	Officer)

/s/ Glen Spence	Chief Financial Officer (Principal Financial and	March 2, 2006
Glen Spence	Accounting Officer)

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